Exhibit 99.1

MSCI Inc. Reports Financial Results for Third Quarter 2014

NEW YORK--(BUSINESS WIRE)--October 30, 2014--MSCI Inc. (NYSE:MSCI), a leading global provider of investment decision support tools, including indexes and portfolio risk and performance analytics products and services, today announced results for the third quarter and nine months ended September 30, 2014. As a result of the sale of Institutional Shareholder Services Inc. (“ISS”), results of MSCI’s former Governance business are reflected as discontinued operations in its financial statements. Financial results and operating metrics presented below and in the accompanying tables have been restated to reflect this classification.

(Note: Percentage changes refer to the comparable period in 2013, unless otherwise noted.)

  Operating revenues increased 10.1% to $251.7 million for third quarter 2014.
  Income from continuing operations increased 3.6% to $51.7 million for third quarter 2014 and Diluted EPS from continuing operations increased 4.8% to $0.44.
  Net income declined 6.5% to $51.7 million for third quarter 2014, and Diluted EPS decreased 4.3% to $0.44.
  Adjusted EBITDA1 increased 1.4% to $102.0 million for third quarter 2014.
  Adjusted EPS2 increased 6.4% to $0.50 for third quarter 2014.
  Run Rate grew 9.7% to $1,001.2 million for third quarter 2014.
  MSCI’s Board declared the company’s first regular quarterly cash dividend, of $0.18 per share of common stock.
  MSCI increased its share repurchase authorization to $850 million. As part of that authorization, MSCI entered into a $300 million accelerated share repurchase agreement and received an initial delivery of 4.5 million shares of common stock.

“We are pleased with the strong operating results MSCI generated in the third quarter of 2014, reflecting solid execution of our strategy and the investments we have been making in product development, sales and marketing, and client service,” said Henry A. Fernandez, Chairman and CEO. “MSCI is benefiting from market leading flows into MSCI-linked ETFs, which we attribute to our decision to increase our focus on ETF providers. Another driver of our growth is the increase in retention rates, which reflects our investments in client service.”

“MSCI is focused intently on capital efficiency,” Fernandez continued. “During the quarter, we announced a plan to return $1 billion to shareholders by 2016 via a regular dividend and a stepped up buy-back program. We took the first step in implementing that program with a $300 million ASR that lowered our share count immediately by 4.5 million shares.”

Table 1: MSCI Inc. Selected Financial Information (unaudited)

	Three Months Ended		Change from		Nine Months Ended	Change From
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
In thousands, except per share data	2014	2013	2013	2014	2013	2013
Operating revenues	$251,661	$228,608	10.1%	$745,575	$676,500	10.2%
Operating expenses	167,625	144,704	15.8%	493,503	419,816	17.6%
Income from continuing operations	51,724	49,936	3.6%	155,673	159,035	(2.1%)
% Margin from continuing operations	20.6%	21.8%		20.9%	23.5%
Net Income	51,714	55,310	(6.5%)	239,773	175,300	36.8%

Diluted EPS from continuing operations	$0.44	$0.42	4.8%	$1.32	$1.31	0.8%
Diluted EPS	$0.44	$0.46	(4.3%)	$2.03	$1.44	41.0%

Adjusted EPS[2]	$0.50	$0.47	6.4%	$1.51	$1.49	1.3%
Adjusted EBITDA[1]	$101,952	$100,540	1.4%	$304,449	$304,714	(0.1%)
% Margin	40.5%	44.0%		40.8%	45.0%

[1] Net Income before income from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, depreciation and amortization and the lease exit charge. See Table 11 titled "Reconciliation of Adjusted EBITDA to Net Income (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures."
[2] Per share net income before income from discontinued operations, net of income taxes, and the after-tax impact of the amortization of intangible assets and the lease exit charge. See Table 12 titled "Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures."

Operating Revenues – See Table 4

Operating revenues for the three months ended September 30, 2014 (“third quarter 2014”) increased $23.1 million, or 10.1%, to $251.7 million compared to $228.6 million for the three months ended September 30, 2013 (“third quarter 2013”). Third quarter 2014 recurring subscription revenues rose $10.7 million, or 5.6%, to $199.9 million, asset-based fees increased $9.9 million, or 26.8%, to $46.7 million and non-recurring revenues rose $2.5 million to $5.1 million.

•

Index and ESG products: Index and ESG product revenues increased $18.8 million, or 14.5%, to $148.4 million. Subscription revenues grew by 9.6% to $101.8 million, driven by growth in revenues from equity index benchmark and ESG products. On an organic basis, Index and ESG subscription revenues grew by 8.5%.

Revenues attributable to equity index asset-based fees rose 26.8%. The increase was primarily driven by an increase of $99.7 billion, or 34.8%, in the average value of assets under management (“AUM”) in ETFs linked to MSCI indexes and growth in assets from non-ETF passive funds.

•

Risk management analytics: Revenues related to risk management analytics products increased 5.8% to $77.0 million, driven by higher revenues from RiskManager as well as increases in HedgePlatform, BarraOne and InvestorForce products.

•	Portfolio management analytics: Revenues related to portfolio management analytics products were essentially unchanged at $26.3 million.

Operating Expenses – See Table 6

Total operating expenses from continuing operations rose $22.9 million, or 15.8%, to $167.6 million from third quarter 2013. Much of the increase in MSCI’s operating expenses was the result of its ongoing investment program.

  Compensation costs: Total compensation costs rose 17.9% to $105.9 million for third quarter 2014, driven by an increase in overall headcount of 16.0%. Employees located in emerging market centers represent 50% of the workforce, up from 45% at the end of third quarter 2013.
  Non-compensation costs excluding depreciation and amortization: Non-compensation costs rose 14.6% to $43.8 million for third quarter 2014 primarily reflecting increases in professional services, information technology and occupancy costs, among other items.
  Depreciation and amortization: Amortization of intangible assets totaled $11.6 million for third quarter 2014, an increase of 3.4% compared to third quarter 2013. Depreciation and amortization of property, equipment and leasehold improvements rose 16.5% to $6.3 million, primarily reflecting higher depreciation associated with investment in information technology infrastructure.

Other Expense (Income), Net

Other expense (income), net for third quarter 2014 was $4.0 million, a decline of $2.1 million from third quarter 2013, driven primarily by an increase in non-recurring income.

Provision for Income Taxes – Continuing Operations

The provision for income tax expense was $28.3 million for third quarter 2014, compared with $27.8 million for third quarter 2013. The effective tax rate for third quarter 2014 was 35.3% versus 35.8% a year ago.

Income and Earnings per Share from Continuing Operations – See Table 12

Income from continuing operations increased $1.8 million, or 3.6%, to $51.7 million for third quarter 2014. Diluted EPS from continuing operations was $0.44, up 4.8%, aided in part by a 2.8% decline in weighted average shares outstanding.

Adjusted Net Income, which excludes the after-tax impact of discontinued operations and the amortization of intangible assets, increased $2.1 million, or 3.6%, to $59.2 million. Adjusted EPS, which excludes the after-tax, per diluted share impact of discontinued operations and the amortization of intangible assets, increased 6.4%, to $0.50.

See Table 12 titled “Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Adjusted EBITDA – See Table 11

Adjusted EBITDA, which excludes income from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, and depreciation and amortization was $102.0 million, up 1.4% from third quarter 2013. The Adjusted EBITDA margin decreased to 40.5% from 44.0%.

See Table 11 titled “Reconciliation of Adjusted EBITDA to Net Income (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Acquisition of GMI

On August 11, 2014, MSCI completed the previously announced acquisition of Governance Holdings Co. (“GMI”) for a purchase price of $15.5 million. Results from the acquisition are now reported as part of the Index and ESG product lines. The acquisition is not expected to have a material impact on MSCI’s results of operations.

Net Income and Earnings per Share

Net income was $51.7 million for third quarter 2014, down 6.5% from third quarter 2013. Diluted EPS was $0.44 for third quarter 2014, down from $0.46 for third quarter 2013. The decline was driven by the disposition of ISS, which was sold in second quarter 2014 and contributed $5.4 million to third quarter 2013 net income.

Enhanced Capital Return Plan

On September 17, 2014, MSCI's Board of Directors approved a plan to initiate a quarterly cash dividend and significantly increased the company’s share repurchase authorization to $850 million from $300 million. This enhanced capital return plan is expected to return approximately $1 billion to MSCI shareholders by the end of 2016.

  Declaration of Dividend: The Board of Directors of MSCI declared a regular quarterly cash dividend, the first in the company’s history, of $0.18 per share of common stock payable on October 31, 2014 to shareholders of record as of the close of trading on October 15, 2014. MSCI expects the initial annual dividend rate to be $0.72 per share.
  Share Repurchase Activity: As part of the share repurchase authorization discussed above, MSCI entered into an accelerated share repurchase (“ASR”) agreement with Goldman Sachs. Under this ASR agreement, MSCI paid Goldman Sachs $300 million in cash and received delivery of 4.5 million shares of its common stock. Additional shares may be delivered to MSCI at or prior to maturity of the ASR agreement in second quarter 2015.

Potential Refinancing of Existing Debt

MSCI is exploring refinancing its existing $795 million of variable rate, senior secured, long-term debt due December 2018. The goal of the potential refinancing would be to increase our financial flexibility, take advantage of the current low interest rate environment and decrease our exposure to interest rate changes. Assuming current market rates and that MSCI refinances all of its outstanding debt, the Company expects its annual interest expense to significantly increase from its third quarter 2014 annualized expense of $22 million. Any such refinancing is subject to market and other conditions, and there can be no assurance that MSCI will be able to refinance on terms and conditions acceptable to the Company.

Key Operating Metrics – See Tables 8, 9, 10

Total Run Rate grew by $88.3 million, or 9.7%, to $1,001.2 million as of September 30, 2014 compared to September 30, 2013. Total subscription Run Rate grew by $57.5 million, or 7.5%, to $823.4 million as of September 30, 2014 compared to September 30, 2013. Excluding the impact of foreign currency changes and GMI, subscription Run Rate grew by 7.6% as the negative impact of changes in foreign currency were offset by the acquisition of GMI.

•

Index and ESG products: Total Index and ESG Run Rate grew by 15.0% to $583.2 million. Index and ESG subscription Run Rate grew by 12.6%, to $405.4 million. Excluding the impact of foreign currency changes and the acquisition of GMI, subscription Run Rate rose 11.1%. The growth in Index and ESG products were driven primarily by equity index benchmark and data products, and aided by strong growth in ESG and real estate products.

Run Rate attributable to asset-based fees rose 21.0% to $177.8 million compared to September 30, 2013 primarily reflecting higher inflows into ETFs linked to MSCI indexes.

As of September 30, 2014, AUM in ETFs linked to MSCI indexes were $377.9 billion, an increase of $75.3 billion, or 24.9%, from September 30, 2013, driven by higher inflows of $65.1 billion and higher market performance of $10.2 billion. AUM in ETFs linked to MSCI indexes were essentially flat from June 30, 2014.

•

Risk management analytics: Risk management analytics Run Rate increased 3.3%, to $311.0 million. Excluding the impact of foreign currency, Run Rate increased 4.8%, driven by growth from RiskManager, InvestorForce and HedgePlatform products.

•

Portfolio management analytics: Run Rate related to portfolio management analytics products increased 2.0%, to $107.0 million. Excluding the impact of foreign currency, Run Rate grew by 3.4%, driven by an increase in sales of new products and higher retention rates.

Business Outlook

The following forward-looking statements reflect MSCI's expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially from those presented. The Company does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

MSCI’s forward looking guidance for fiscal year 2014 remains unchanged from the previous guidance.

  Full year 2014 Adjusted EBITDA Expenses, which include all operating expenses except amortization of intangible assets and depreciation and amortization of property, equipment and leasehold improvements, are expected to be in the range of $595 million to $605 million. (See Table 13 titled “Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures”.)
  The effective tax rate for full year 2014 is expected to be approximately 36%.
  Full year 2014 capital expenditures, including software capitalization, are expected to be in the range of $50 million to $55 million.
  Full year 2014 cash flow from operations is expected to be in the range of $275 million to $325 million.
  Annual rate of Adjusted EBITDA Expenses growth is expected to decline in 2015 versus the 17-19% growth implied by our 2014 Adjusted EBITDA Expenses guidance.

Conference Call Information

Investors will have the opportunity to listen to MSCI Inc.'s senior management review third quarter 2014 results on Thursday, October 30, 2014 at 11:00 am Eastern Time. To listen to the live event, visit the investor relations section of MSCI's website, http://ir.msci.com/events.cfm, or dial 1-877-312-9206 within the United States. International callers dial 1-408-774-4001.

An audio recording of the conference call will be available on our website approximately two hours after the conclusion of the live event and will be accessible through November 1, 2014. To listen to the recording, visit http://ir.msci.com/events.cfm, or dial 1-800-585-8367 (passcode: 20929993) within the United States. International callers dial 1-404-537-3406 (passcode: 20929993).

About MSCI

MSCI Inc. is a leading provider of investment decision support tools to investors globally, including asset managers, banks, hedge funds and pension funds. MSCI products and services include indices and portfolio risk and performance analytics.

For equity investors, MSCI’s flagship performance and risk tools include: the MSCI indexes with over $9 trillion estimated to be benchmarked to them on a worldwide basis1; Barra factor models, portfolio risk and performance analytics; and ESG (environmental, social and governance) Research screening, analysis and ratings. MSCI is also a leading provider of multi-asset class risk management tools including RiskMetrics multi-asset class market and credit risk analytics and Barra multi-asset class factor models, portfolio risk and performance analytics to investors in multi-asset class portfolios. MSCI also provides IPD real estate information, indexes and analytics for investors in and managers of commercial real estate. MSCI also offers FEA valuation models and risk management software for the energy and commodities markets. MSCI is headquartered in New York, with research and commercial offices around the world. MSCI#IR

1As of March 31, 2014, as reported on June 25, 2014 by eVestment, Lipper and Bloomberg

For further information on MSCI, please visit our website at www.msci.com

Forward-Looking Statements

This earnings release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission (“SEC”) on February 28, 2014, and in quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website and corporate Twitter account (@MSCI_Inc) as channels of distribution of company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you subscribe to the notification service available through our website by visiting the “Email Alert Subscription” webpage at http://ir.msci.com/alerts.cfm. The contents of MSCI’s website and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered as alternative measures for the most directly comparable GAAP financial measures. These measures are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

Adjusted EBITDA is defined as net income before income from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, depreciation and amortization and the lease exit charge.

Adjusted Net Income and Adjusted EPS are defined as net income and EPS, respectively, before income from discontinued operations, net of income taxes, and the after-tax impact of the amortization of intangible assets and the lease exit charge.

Adjusted EBITDA Expenses represent operating expenses, less depreciation and amortization and the lease exit charge.

We believe that adjusting for depreciation and amortization may help investors compare our performance to that of other companies in our industry as we do not believe that other companies in our industry have as significant a portion of their operating expenses represented by these items. Additionally, we believe that adjusting for income from discontinued operations, net of income tax, provides investors with a meaningful trend of results for our continuing operations. Finally, we believe that adjusting for one time and non-recurring expenses such as the lease exit charge is useful to management and investors because it allows for an evaluation of MSCI’s underlying operating performance. We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA, Adjusted EBITDA Expenses, Adjusted Net Income and Adjusted EPS are not defined in the same manner by all companies and may not be comparable to other similarly-titled measures of other companies.

Table 2: MSCI Inc. Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended			Nine Months Ended
	Sept. 30,	Sept. 30,	June 30,	Sept. 30,	Sept. 30,
In thousands, except per share data	2014	2013	2014	2014	2013

Operating revenues	$251,661	$228,608	$254,226	$745,575	$676,500
Operating expenses
Cost of services	78,876	68,151	76,816	231,119	203,147
Selling, general and administrative	70,833	59,917	71,516	210,007	168,274
Amortization of intangible assets	11,574	11,193	11,442	34,286	33,581
Depreciation and amortization of property,
equipment and leasehold improvements	6,342	5,443	5,921	18,091	14,814
Total operating expenses	$167,625	$144,704	$165,695	$493,503	$419,816

Operating income	$84,036	$83,904	$88,531	$252,072	$256,684
Operating margin	33.4%	36.7%	34.8%	33.8%	37.9%

Interest income	(277)	(227)	(192)	(625)	(650)
Interest expense	5,604	5,828	5,366	16,029	19,343
Other expense (income)	(1,287)	563	(726)	(942)	2,157
Other expenses (income), net	$4,040	$6,164	$4,448	$14,462	$20,850

Income from continuing operations before
provision for income taxes	79,996	77,740	84,083	237,610	235,834

Provision for income taxes	28,272	27,804	27,280	81,937	76,799
Income from continuing operations	$51,724	$49,936	$56,803	$155,673	$159,035
Income from continuing operations margin	20.6%	21.8%	22.3%	20.9%	23.5%

Income from discontinued operations, net of
income taxes	$(10)	$5,374	$50,857	$84,100	$16,265

Net Income	$51,714	$55,310	$107,660	$239,773	$175,300

Earnings per basic common share from:
Continuing operations	$0.44	$0.42	$0.48	$1.33	$1.32
Discontinued operations	-	0.04	0.44	0.72	0.13
Earnings per basic common share	$0.44	$0.46	$0.92	$2.05	$1.45

Earnings per diluted common share from:
Continuing operations	$0.44	$0.42	$0.48	$1.32	$1.31
Discontinued operations	-	0.04	0.43	0.71	0.13
Earnings per diluted common share	$0.44	$0.46	$0.91	$2.03	$1.44

Weighted average shares outstanding used
in computing earnings per share

Basic	116,251	119,607	116,702	116,840	120,497
Diluted	117,163	120,578	117,664	117,803	121,446

Table 3: MSCI Inc. Selected Balance Sheet Items (unaudited)
	As of
	Sept. 30,	June 30,	Sept. 30,
In thousands	2014	2014	2013

Cash and cash equivalents	$448,193	$683,239	$283,750
Accounts receivable, net of allowances	191,806	213,432	179,920

Deferred revenue	$321,025	$323,963	$334,094
Current maturities of long-term debt	19,781	19,778	54,130
Long-term debt, net of current maturities	773,173	778,119	753,285

Table 4: Quarterly Operating Revenues by Product Category and Revenue Type (unaudited)

	Three Months Ended			% Change From
	Sept. 30,	Sept. 30,	June 30,	Sept. 30,	June 30,
In thousands	2014	2013	2014	2013	2014
Index and ESG products
Subscriptions	$101,757	$92,815	$106,162	9.6%	(4.1%)
Asset-based fees	46,657	36,801	44,095	26.8%	5.8%
Index and ESG products total	148,414	129,616	150,257	14.5%	(1.2%)
Risk management analytics	76,978	72,779	77,666	5.8%	(0.9%)
Portfolio management analytics	26,269	26,213	26,303	0.2%	(0.1%)

Total operating revenues	$251,661	$228,608	$254,226	10.1%	(1.0%)

Recurring subscriptions	$199,858	$189,175	$205,265	5.6%	(2.6%)
Asset-based fees	46,657	36,801	44,095	26.8%	5.8%
Non-recurring revenue	5,146	2,632	4,866	95.5%	5.8%

Total operating revenues	$251,661	$228,608	$254,226	10.1%	(1.0%)

Table 5: Nine Months Operating Revenues by Product Category and Revenue Type (unaudited)

	Nine Months Ended		% Change from
	Sept. 30,	Sept. 30,	Sept. 30,
In thousands	2014	2013	2013
Index and ESG products
Subscriptions	$305,262	$272,903	11.9%
Asset-based fees	131,652	110,286	19.4%
Index and ESG products total	436,914	383,189	14.0%
Risk management analytics	230,224	213,363	7.9%
Portfolio management analytics	78,437	79,948	(1.9%)

Total operating revenues	$745,575	$676,500	10.2%

Recurring subscriptions	600,095	555,171	8.1%
Asset-based fees	131,652	110,286	19.4%
Non-recurring revenue	13,828	11,043	25.2%

Total operating revenues	$745,575	$676,500	10.2%

Table 6: Quarterly Operating Expense Detail (unaudited)

	Three Months Ended			% Change from
	Sept. 30,	Sept. 30,	June 30,	Sept. 30,	June 30,
In thousands	2014	2013	2014	2013	2014
Cost of services
Compensation	$59,546	$49,300	$56,668	20.8%	5.1%
Non-Compensation	19,330	18,851	20,148	2.5%	(4.1%)
Lease exit charge	-	-	-	n/m	n/m
Total non-compensation	19,330	18,851	20,148	2.5%	(4.1%)
Total cost of services	$78,876	$68,151	$76,816	15.7%	2.7%

Selling, general and administrative
Compensation	$46,342	$40,534	$46,015	14.3%	0.7%
Non-Compensation	24,491	19,383	25,501	26.4%	(4.0%)
Lease exit charge	-	-	-	n/m	n/m
Total non-compensation	24,491	19,383	25,501	26.4%	(4.0%)
Total selling, general and administrative	$70,833	$59,917	$71,516	18.2%	(1.0%)

Amortization of intangible assets	11,574	11,193	11,442	3.4%	1.2%
Depreciation and amortization of property,
equipment and leasehold improvements	6,342	5,443	5,921	16.5%	7.1%
Total operating expenses	$167,625	$144,704	$165,695	15.8%	1.2%

Compensation	$105,888	$89,834	$102,683	17.9%	3.1%
Non-Compensation	43,821	38,234	45,649	14.6%	(4.0%)
Lease exit charge	-	-	-
Amortization of intangible assets	11,574	11,193	11,442	3.4%	1.2%
Depreciation and amortization of property,
equipment and leasehold improvements	6,342	5,443	5,921	16.5%	7.1%
Total operation expenses	$167,625	$144,704	$165,695	15.8%	1.2%

n/m = not meaningful

Table 7: Nine Months Operating Expense Detail (unaudited)

	Nine Months Ended		% Change from
	Sept. 30,	Sept. 30,	Sept. 30,
In thousands	2014	2013	2014
Cost of services
Compensation	$172,496	$150,373	14.7%
Non-compensation	58,623	52,917	10.8%
Lease exit charge[1]	-	(143)	n/m
Total non-compensation	58,623	52,774	11.1%
Total cost of services	$231,119	$203,147	13.8%

Selling, general and administrative
Compensation	$138,490	$116,835	18.5%
Non-compensation	71,517	51,661	38.4%
Lease exit charge[1]	-	(222)	n/m
Total non-compensation	71,517	51,439	39.0%
Total selling, general and administrative	$210,007	$168,274	24.8%

Amortization of intangible assets	34,286	33,581	2.1%
Depreciation and amortization of property, equipment and leasehold improvements	18,091	14,814	22.1%
Total operating expenses	$493,503	$419,816	17.6%

Compensation	$310,986	$267,208	16.4%
Non-compensation expenses	130,140	104,578	24.4%
Lease exit charge[1]	-	(365)	n/m
Amortization of intangible assets	34,286	33,581	2.1%
Depreciation and amortization of property, equipment and leasehold improvements	18,091	14,814	22.1%
Total operation expenses	$493,503	$419,816	17.6%

n/m = not meaningful
[1] Nine months 2013 included a benefit of $0.4 million associated with an occupancy lease exit charge resulting from the consolidation of MSCI's New York offices.

Table 8: Key Operating Metrics (unaudited)[1]

	As of			% Change from
	Sept. 30,	Sept. 30,	June 30,	Sept. 30,	June 30,
Dollars in thousands	2014	2013	2014	2013	2014

Run Rates[2]
Index and ESG products
Subscription	$405,434	$360,042	$393,848	12.6%	2.9%
Asset-based fees	177,774	146,979	176,554	21.0%	0.7%
Index and ESG products total	583,208	507,021	570,402	15.0%	2.2%
Risk management analytics	311,019	300,945	309,619	3.3%	0.5%
Portfolio management analytics	106,993	104,938	106,486	2.0%	0.5%
Total	1,001,220	912,904	986,507	9.7%	1.5%

Subscription total	$823,446	$765,925	$809,953	7.5%	1.7%
Asset-based fees total	177,774	146,979	176,554	21.0%	0.7%
Total Run Rate	$1,001,220	$912,904	$986,507	9.7%	1.5%

New Recurring Subscription Sales	$26,211	$26,697	$29,078	(1.8%)	(9.9%)
Subscription Cancellations	(10,479)	(13,345)	(13,173)	(21.5%)	(20.5%)
Net New Recurring Subscription Sales	$15,732	$13,352	$15,905	17.8%	(1.1%)
Non-recurring sales	$4,626	$2,970	$5,671	55.8%	(18.4%)

Employees	2,876	2,480	2,762	16.0%	4.1%
% Employees by location
Developed Market Centers	50%	55%	51%
Emerging Market Centers	50%	45%	49%

[1] Operating metrics have been restated for previous periods to solely reflect continuing operations.
[2] The Run Rate at a particular point in time represents the forward-looking revenues for the next 12 months from all subscriptions and investment product licenses we currently provide to our clients under renewable contracts or agreements assuming all contracts or agreements that come up for renewal are renewed and assuming then-current currency exchange rates. For any license where fees are linked to an investment product’s assets or trading volume, the Run Rate calculation reflects, for ETF fees, the market value on the last trading day of the period, and for non-ETF funds and futures and options, the most recent periodic fee earned under such license or subscription. The Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the Run Rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal during the period and determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date. The Run Rate at September 30, 2014 includes $7.5 million related to the acquisition of GMI which was completed in the third quarter of 2014.

Table 9: ETF Assets Linked to MSCI Indexes[1] (unaudited)

	Three Months Ended 2013				Three Months Ended 2014			Nine Months Ended
In Billions	March	June	Sept.	Dec.	March	June	Sept.	Sept. 2013	Sept. 2014

Beginning Period AUM in ETFs linked to MSCI Indexes	$402.3	$357.3	$269.7	$302.6	$332.9	$340.8	$378.7	$402.3	$332.9
Cash Inflow/Outflow[2]	(61.0)	(74.4)	12.7	19.4	6.6	22.7	16.4	(122.7)	45.7
Appreciation/Depreciation	16.0	(13.2)	20.2	10.9	1.3	15.2	(17.2)	23.0	(0.7)
Period End AUM in ETFs linked to
MSCI Indexes	$357.3	$269.7	$302.6	$332.9	$340.8	$378.7	$377.9	$302.6	$377.9

Period Average AUM in ETFs linked to
MSCI Indexes	$369.0	$324.1	$286.2	$321.5	$330.8	$359.6	$385.9	$326.4	$358.9

[1] ETF assets under management calculation methodology is ETF net asset value multiplied by shares outstanding. Source: Bloomberg and MSCI
[2] Cash Inflow/Outflow for the first and second quarter of 2013 includes the migration of $82.8 billion of AUM in 9 Vanguard ETFs and $74.8 billion of AUM in 13 Vanguard ETFs, respectively, that transitioned to other indexes during each quarter.

Table 10: Supplemental Operating Metrics (unaudited)

	Sales & Cancellations
	Three Months Ended 2013				Three Months Ended 2014			Nine Months Ended
In thousands	March	June	Sept.	Dec.	March	June	Sept.	Sept. 2013	Sept. 2014
New Recurring Subscription Sales	$25,676	$27,526	$26,697	$31,082	$30,422	$29,078	$26,211	$79,899	$85,711
Subscription Cancellations	(13,995)	(14,154)	(13,345)	(21,077)	(13,978)	(13,173)	(10,479)	(41,494)	(37,630)
Net New Recurring Subscription Sales	$11,681	$13,372	$13,352	$10,005	$16,444	$15,905	$15,732	$38,405	$48,081

Non-recurring sales	5,117	5,714	2,970	4,107	4,798	5,671	4,626	13,801	15,095
Total Sales	$30,793	$33,240	$29,667	$35,189	$35,220	$34,749	$30,837	$93,700	$100,806

	Aggregate & Core Retention Rates
	Three Months Ended 2013				Three Months Ended 2014			Nine Months Ended
	March	June	Sept.	Dec.	March	June	Sept.	Sept. 2013	Sept. 2014
Aggregate Retention Rate[1]
Index and ESG products	95.0%	94.0%	94.7%	90.7%	94.9%	94.1%	95.1%	94.6%	94.7%
Risk management analytics	93.4%	92.2%	91.7%	85.7%	91.0%	91.6%	94.4%	92.4%	92.3%
Portfolio management analytics	81.7%	87.0%	89.1%	88.9%	90.6%	94.8%	93.6%	85.9%	93.0%

Total Aggregate Retention Rate	92.4%	92.3%	92.7%	88.5%	92.8%	93.2%	94.6%	92.4%	93.6%

Core Retention Rate[1]
Index and ESG products	95.0%	94.1%	94.8%	90.9%	94.9%	94.1%	95.2%	94.7%	94.8%
Risk management analytics	93.7%	92.8%	91.7%	85.8%	91.0%	91.6%	94.6%	92.7%	92.4%
Portfolio management analytics	82.8%	87.5%	90.3%	90.1%	93.4%	95.8%	94.8%	86.9%	94.7%

Total Core Retention Rate	92.7%	92.6%	92.9%	88.8%	93.2%	93.3%	94.9%	92.7%	93.8%

[1] The Aggregate Retention Rates for a period are calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention to not renew during the period and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Aggregate Retention Rate for the period. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction. For the calculation of the Core Retention Rate, the same methodology is used except the cancellations in the period are reduced by the amount of product swaps.

Table 11: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

		Three Months Ended			Nine Months Ended
		Sept. 30,	Sept. 30,	June 30,	Sept. 30,	Sept. 30,
In thousands		2014	2013	2014	2014	2013
Net Income		$51,714	$55,310	$107,660	$239,773	$175,300

Less:	Income from discontinued operations, net of
	income taxes	$10	$(5,374)	$(50,857)	$(84,100)	$(16,265)

Income from continuing operations		$51,724	$49,936	$56,803	$155,673	$159,035

Plus:	Provision for income taxes	28,272	27,804	27,280	81,937	76,799
Plus:	Other expense (income), net	4,040	6,164	4,448	14,462	20,850
Operating income		$84,036	$83,904	$88,531	$252,072	$256,684
Plus:	Depreciation and amortization of property,
	equipment and leasehold improvements	6,342	5,443	5,921	18,091	14,814
Plus:	Amortization of intangible assets	11,574	11,193	11,442	34,286	33,581
Plus:	Lease exit charge	-	-	-	-	(365)
Adjusted EBITDA		$101,952	$100,540	$105,894	$304,449	$304,714

Table 12: Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)

		Three Months Ended			Nine Months Ended
		Sept. 30,	Sept. 30,	June 30,	Sept. 30,	Sept. 30,
In thousands, except per share data		2014	2013	2014	2014	2013
Net Income		$51,714	$55,310	$107,660	$239,773	$175,300

Less:	Income from discontinued operations, net of
	income taxes	$10	$(5,374)	$(50,857)	$(84,100)	$(16,265)

Income from continuing operations		$51,724	$49,936	$56,803	$155,673	$159,035
Plus:	Amortization of intangible assets	11,574	11,193	11,442	34,286	33,581
Plus:	Lease exit charge	-	-	-	-	(365)
Less:	Income tax effect	(4,090)	(3,990)	(3,689)	(11,823)	(10,815)
Adjusted net income		$59,208	$57,139	$64,556	$178,136	$181,436

Diluted EPS		$0.44	$0.46	$0.91	$2.03	$1.44

Less:	Earnings per diluted common share from
	discontinued operations	-	(0.04)	(0.43)	(0.71)	(0.13)

Earnings per diluted common share from
	continuing operations	0.44	0.42	0.48	1.32	1.31
Plus:	Amortization of intangible assets	0.10	0.09	0.10	0.29	0.28
Plus:	Lease exit charge	-	-	-	-	-
Less:	Income tax effect	(0.04)	(0.04)	(0.03)	(0.10)	(0.10)
Adjusted EPS		$0.50	$0.47	$0.55	$1.51	$1.49

Table 13: Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)

		Three Months Ended			Nine Months Ended		Full Year
		Sept. 30,	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	2014
In thousands		2014	2013	2014	2014	2013	Outlook
Total operating expenses		$167,625	$144,704	$165,695	$493,503	$419,816	$665,000 - $677,000
Less:	Depreciation and amortization
	of property, equipment and
	leasehold improvements, and
	Amortization of intangible assets	17,916	16,636	17,363	52,377	48,395	70,000 - 72,000
Less:	Lease exit charge	-	-	-	-	(365)	-
Adjusted EBITDA expenses		$149,709	$128,068	$148,332	$441,126	$371,786	$595,000 - $605,000

CONTACT:
MSCI Inc.:
MSCI, New York
W. Edings Thibault, + 1-212-804-5273
or
Media Inquiries:
MSCI, London
Jo Morgan, + 44-20-7618-2224
or
MSCI, New York
Kristin Meza, + 1-212-804-5330
or
MHP Communications, London
Sally Todd | Christian Pickel, + 44-20-3128-8100